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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption ‘‘Experts’’ and to the use of our report dated March 31, 2008, in the Registration Statement Form S-1 as filed with the Securities and Exchange Commission on April 29, 2008 and related Prospectus of Cooper-Standard Automotive Inc. for the registration of $200,000,000 of 7% Senior Notes due 2012 and $350,000,000 of 8 3/8% Senior Subordinated Notes due 2014.

/s/ Ernst & Young LLP

Detroit, Michigan
April 29, 2008